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                         FIRST AMENDMENT TO FLEX SPACE LEASE



         THIS FIRST AMENDMENT TO FLEX SPACE LEASE, dated the 11th day of January, 1993 by and between NAIRN GREAT VALLEY, INC., a Pennsylvania corporation (the "Landlord"), and APOLLON, INC., a Pennsylvania corporation ("Tenant").

                                     WITNESSETH:

         THAT WHEREAS, Landlord and Tenant entered into a certain Flex Space Lease and Rider to Flex Space Lease, each dated July 8, 1992 (collectively, the "Lease") for 21,347 square feet of space, known as Suite 30, in the building known as One Great Valley Parkway, Malvern, Pennsylvania; and

         WHEREAS, Landlord and Tenant desire to expand the area of the demised premises in the Lease and modify the Lease on the terms set forth in this First Amendment.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

         1. The Lease remains in full force and effect on the terms and conditions set forth in the Lease, except as herein modified. Without limiting the generality of the foregoing, the Landlord hereby ratifies and confirms that the Tenant has (i) the right to extend the Term of the Lease pursuant to Section 44 of the Lease, (ii) the right of first refusal to lease additional space in the Building pursuant to Section 47 of the Lease, and
(iii) the right to purchase the Building pursuant to Section 48 of the Lease.

         2. Each capitalized term used in this First Amendment shall have the same meaning as is ascribed to such term in the Lease, unless defined in this First Amendment.

         3. This First Amendment shall be effective upon the first day of the first full calendar month after the date of this First Amendment.

         4. The definitions of "Premises", "Period of Lease" and "Tenant's Proportionate Share" in the Term Sheet of the Lease are amended and restated as follows:

         Premises:      25,347 square feet of space in Building to be known
                        as Suite 30 as more particularly identified in Exhibit A-1 attached hereto and incorporated herein.

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         Period of
         Lease:         From August 15, 1992 through and including October
                        31, 1997

         Tenant's
         Proportionate
         Share:         41.6344 percent

         5. Section 3 of the Lease entitled "Completion of Premises" is hereby deleted in its entirety.

         6. Section 6(b)(ii) under the title "Computation of Tenant's Share of Annual Operating Costs", shall be restated in its entirety as follows:

         (ii) Computation of Tenant's Share of Annual Operating Costs. After the end of each calendar year of the Term, Landlord shall compute and submit to Tenant the annual operating costs for such calendar year. "Tenant's share of the annual operating costs" for such calendar year shall be [A] the annual operating costs for the Building divided by [B] the greater of [x] 90 percent of the net rentable area of the Building or [y] the total net rentable area in the Building which is actually leased; multiplied by [C] the number of square feet of space in the Premises as specified in the Term Sheet, but in no event shall the operation of this section yield greater than 100 percent of operating costs.

         7. Without limitation of any other rights or remedies available to the Landlord under Section 27(b) entitled "Remedies", or which are otherwise available at law or in equity, and subject to Section 27(d) of the Lease, the following remedy of Landlord in the case of a default by the Tenant under the Lease, as herein amended, is restated and granted as follows:

         When this Lease and the Term or any extension or renewal thereof shall have been terminated on account of any default by Tenant, or when the Term has expired, it shall be lawful for any attorney of any court of record in Pennsylvania to appear as attorney for Tenant as well for all persons claiming by, through or under Tenant and to confess judgment against it, them or any of them, for the recovery by Landlord of possession of the Premises, for which this Lease shall be said attorney's sufficient warrant; and, thereupon, if Landlord so desires, an appropriate writ of possession may issue forthwith, without any prior writ or proceeding whatsoever. Landlord shall have the right for the same default and upon any subsequent

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    default or defaults, or upon the termination of this Lease or Tenant's right of possession as hereinbefore set forth, to direct any attorney of any court of record in Pennsylvania to confess judgment for the recovery of possession of the Premises as hereinbefore provided, on one or more occasions.

         8. Section 42(a) contained on the Rider to Flex Space Lease entitled "Minimum Annual Rent" shall be restated in its entirety as follows:

         (a) "Minimum Annual Rent" for the initial 62-month Term of the Lease shall be Five Hundred Nine Thousand Eight Hundred Thirty Six and 78/100 Dollars ($509,836.78) payable as follows:

              (i) Through and including February 28, 1993: Fifteen Thousand Nine Hundred Thirty Seven and 52/100 Dollars ($15,937.52); with the applicable Monthly Installment during such period being Three Thousand Five Hundred Forty One and 67/100 Dollars ($3,541.67).

           (ii) Commencing on March 1, 1993 and continuing through and including October 31, 1993, Forty One Thousand Dollars ($41,000.00); with the applicable Monthly Installment during such period being Five Thousand One Hundred Twenty Five Dollars ($5,125.00).

          (iii) Commencing on November 1, 1993 and continuing through and including January 31, 1995, One Hundred Forty Thousand One Hundred Fifty Five and 95/100 Dollars ($140,155.95); with the applicable Monthly Installment during such period being Nine Thousand Three Hundred Forty Three and 73/100 Dollars ($9,343.73).

           (iv) Commencing on February 1, 1995 and continuing through and including October 31, 1997, Three Hundred Twelve Thousand Seven Hundred Forty Three and 31/100 Dollars ($312,743.31); with the applicable Monthly Installment during such period being Nine Thousand Four Hundred Seventy Seven and 07/100 Dollars ($9,477.07).

         9. The sum of $25,000" in Section 43 of the Rider to Flex Space Lease entitled "Additional Rent" shall be amended to be the sum of $28,333.00.

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         10.  Section 50 of the Rider to Flex Space Lease entitled "Financing
Contingency" shall be deleted in its entirety.

         11. The Premises are accepted by Tenant in "as is" condition without warranty or representation of any kind, either express or implied, by the Landlord.

         12. The Lease, as modified by this First Amendment, shall constitute the entire agreement between Landlord and Tenant with respect to the Premises and the Building.

         13. This First Amendment is intended to be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, this First Amendment to Flex Space Lease has been executed by Landlord and Tenant as of the date first above set forth.

                                       NAIRN GREAT VALLEY, INC.


Attest:                                By:  /s/ (Illegible Signature)
        __________________________          _________________________________
                Secretary



                                       APOLLON, INC.


Attest:   /s/ RICHARD A. CARRANO        By:  /s/ VINCENT R. ZURAWSKI
       ___________________________           ________________________________
               Secretary                                President
               1/11/93                                  1/11/93

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                                   EHXIBIT A-1

                        [Diagram demonstrating overall
                         floor plan of the leased
                         space in the Building.]